UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2012

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-52596	30-0309068
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 Seventeenth Street, 17th Floor, Denver CO		80202
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (303) 228-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The information discussed under Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 1.02.	Termination of a Material Definitive Agreement.

The information discussed under Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.02.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

Terms of the Agreement

On December 19, 2012, Dividend Capital Total Realty Operating Partnership LP, a subsidiary of Dividend Capital Diversified Property Fund Inc. (the “Company,” “we,” “us,” or “our”), as Borrower, entered into a credit agreement providing for a $450 million senior unsecured term loan and revolving line of credit (collectively, the “Facility”) with a syndicate of eight lenders led by Bank of America, N.A., as Administrative Agent, and PNC Bank, National Association, and Wells Fargo Bank, National Association, as Co-Syndication Agents. The Lenders are Bank of America, N.A.; PNC Bank, National Association; Wells Fargo Bank, National Association; Regions Bank; US Bank National Association; Key Bank, National Association; Union Bank, N.A.; and Fifth Third Bank. The Facility provides the Borrower with the ability from time to time to increase the size of the Facility up to a total of $800 million less the amount of any prepayments under the term loan component of the Facility, subject to receipt of lender commitments and other conditions.

The $450 million Facility consists of a $270 million term loan (the “Term Loan”) and a $180 million revolving credit facility (the “Revolving Credit Facility”). The Revolving Credit Facility contains a sublimit of $50 million for letters of credit and a sublimit of $50 million for swing line loans. The primary interest rate for the Term Loan is based on LIBOR, plus a margin ranging from 1.50% to 2.45%, depending on our consolidated leverage ratio. The Term Loan matures on January 31, 2018 and does not contain any extension options. The primary interest rate for the Revolving Credit Facility is based on LIBOR, plus a margin ranging from 1.55% to 2.50%, depending on our consolidated leverage ratio. The Revolving Credit Facility matures on January 31, 2016 and contains two one-year extension options that the Borrower may exercise upon payment of an extension fee equal to 0.20% of the sum of the amount outstanding under the Revolving Credit Facility and the unused portion of the Revolving Credit Facility at the time of each extension. Based on our current consolidated leverage ratio, we can elect to borrow at LIBOR, plus 1.95% and LIBOR, plus 2.00% for the Term Loan and Revolving Credit Facility, respectively, or alternatively, we can choose to borrow at a “base rate” equal to (i) the highest of (a) the Federal Funds Rate plus 0.5%, (b) the prime rate announced by Bank of America, N.A., and (c) LIBOR plus 1.0%, plus (ii) a margin ranging from 0.55% to 1.50% for base rate loans under the Revolving Credit Facility or a margin ranging from 0.50% to 1.45% for base rate loans under the Term Loan, depending on our consolidated leverage ratio. The Borrower must pay to the Administrative Agent a quarterly unused Revolving Credit Facility fee that equals the amount of the Revolving Credit Facility unused by the Borrower on a given day multiplied by either (i) 0.25% if 50% or more of the Revolving Credit Facility is being used or, (ii) 0.30% if less than 50% of the Revolving Credit Facility is being used.

Use of Proceeds

Borrowings under the Facility are available for general corporate purposes including, but not limited to, refinancing of existing indebtedness and financing the acquisition of permitted investments, including commercial properties. Upon entering into the Facility on December 19, 2012, we borrowed $270 million on the Term Loan and $30 million on the Revolving Credit Facility. We primarily used the proceeds from the Facility to repay the following borrowings:

Senior Secured Revolving Credit Facility

On December 19, 2012, we terminated our existing $100 million senior secured revolving credit facility (the “Line of Credit”) with PNC Bank, National Association, as Administrative Agent for itself and other lenders that are parties to the Line of Credit, and KeyBank, National Association as Syndication Agent. The original maturity date of the Line of Credit was September 27, 2014, with two one-year extension options.

Upon terminating the Line of Credit, we repaid $45 million of outstanding borrowings. The interest rate on the $45 million outstanding under the Line of Credit that was repaid in full upon entering into the Facility was 3.47%.

NOIP Floating Rate Loan

We repaid $214.6 million of borrowings outstanding under the senior secured floating rate mortgage loan (the “NOIP Floating Rate Loan”), which at the time of repayment bore interest at 4.50%. The NOIP Floating Rate Loan was scheduled to mature in July 2013 and included two additional one-year extension options that were subject to certain provisions.

NOIP Mezzanine Loan

We repaid $26.5 million outstanding under a mezzanine loan (the “Mezzanine Loan”). The interest rate on the Mezzanine Loan was approximately 5.46% and required monthly amortization payments (based upon a 30 year amortization schedule). The Mezzanine Loan was originally scheduled to effectively mature in June 2015.

Collectively, the weighted average interest rate on the loans that were repaid was 4.4%. Furthermore, repayment of the instruments listed above and closing of the Facility on a pro forma basis as of September 30, 2012 would result in a decrease of our overall weighted average interest rate from 5.2% to 4.8% and an increase of our weighted average debt maturity by 0.8 years.

Guarantees and Covenants

Borrowings under the Facility are guaranteed by the Company and certain of its subsidiaries. The Facility requires the maintenance of certain financial covenants, including: (i) consolidated leverage ratio; (ii) consolidated fixed charge coverage ratio; (iii) consolidated tangible net worth; (iv) secured indebtedness to total asset value; (v) secured recourse indebtedness to total asset value; (vi) unencumbered asset pool leverage ratio; (vii) unencumbered debt yield; and (viii) unencumbered property pool criteria. The Facility provides the flexibility to move assets in and out of the unencumbered property pool during the term of the Facility.

In addition, the Facility contains customary affirmative and negative covenants, which, among other things, require the Borrower to deliver to the Lenders specified quarterly and annual financial information, and limit the Borrower and/or the Company, subject to various exceptions and thresholds from: (i) creating liens on the unencumbered asset pool; (ii) merging with other companies or changing ownership interest; (iii) selling all or substantially all of its assets or properties; (iv) entering into transactions with affiliates, except on an arms-length basis; (v) making certain types of investments; (vi) changing the nature of the Company’s business; and (vii) if the Borrower is in default under the Facility, paying certain distributions or certain other payments to affiliates.

Repayment

The Facility permits voluntary prepayment of principal and accrued interest without premium or penalty and contains various customary events of default, which are described therein. As is customary in such financings, if an event of default occurs under the Facility, the Lenders may accelerate the repayment of amounts outstanding under the Facility and exercise other remedies subject, in certain instances, to the expiration of an applicable cure period.

Item 8.01	Other Events

Developments Relating to Our Fourth Quarter Redemptions

Under our Class E Share Redemption Program (the “Class E SRP”) that is currently in effect, funds for redemptions made at the end of each quarter are generally limited to an amount equal to (i) funds received from the sale of Class E shares under our distribution reinvestment plan during such calendar quarter, plus (ii) 50% of the difference between (a) the proceeds (net of sales commissions) received by us from the sale of Class A, Class W and Class I shares in our public primary offering and under our distribution reinvestment plan during the most recently completed calendar quarter, and (b) the dollar amount used to redeem Class A, Class W and Class I shares during the most recently completed calendar quarter pursuant to the Class A, W and I Share Redemption Program, less (iii) funds used for redemptions of Class E shares in the most recently completed quarter in excess of such quarter’s applicable redemption cap due to qualifying death or disability requests of a stockholder during such calendar quarter. However, our board of directors may from time to time, but is not obligated to, authorize funds for redemptions of Class E shares in greater or lower amounts. In particular, our board of directors intends to make an additional $5 million available for Class E share redemptions made at the end of the fourth quarter of 2012. We are not obligated to redeem shares of our common stock under the Class E SRP. The foregoing limitation is referred to as the “Quarterly Redemption Cap.”

The Quarterly Redemption Cap applicable to redemption requests in the fourth quarter of 2012 is expected to be approximately $7.7 million (the “Fourth Quarter Redemption Cap”), which includes the additional $5 million the board of directors intends to make available. Through December 16, 2012 (the “Deadline”), the last day for fourth quarter 2012 redemption requests to be submitted under the Class E SRP, we had received requests to redeem approximately 14.8 million shares of common stock (the “Total Fourth Quarter Redemption Requests”), approximately 781,000 of which are for qualifying death and disability redemption requests. Based on application of the Fourth Quarter Redemption Cap, we expect that requesting stockholders whose requests were received on or before the Deadline will be redeemed pro rata.

Based on the December 20, 2012 NAV of $6.64 per Class E share, we expect to redeem, for the fourth quarter of 2012, approximately 12.7% of the Class E shares requested to be redeemed on or before the Deadline, including all shares requested pursuant to qualifying death and disability requests. We expect that Class E shares requested to be redeemed on or before the Deadline pursuant to requests other than qualifying death and disability requests will be satisfied on a pro rata basis and that approximately 7.8% of such shares (the “Pro Rata Percentage”) will be redeemed. The actual Pro Rata Percentage of redemptions will be determined, in part, based on the NAV per share on December 31, 2012 pursuant to the terms of the Class E SRP. A copy of the Class E SRP was mailed to stockholders, was included as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 12, 2012, and is also available on our web site at www.dividendcapitaldiversified.com. In accordance with the Class E SRP, any portion of a redemption request of a stockholder that is not honored will be deemed automatically withdrawn, and any such stockholder may resubmit a request in a subsequent quarter (subject to the applicable Quarterly Redemption Cap and all other terms and conditions of the Class E SRP). We will not retain redemption requests that are not honored.

The Fourth Quarter Redemption Cap, Total Fourth Quarter Redemption Requests and Pro Rata Percentage are preliminary figures that are subject to change. Pursuant to the terms of the Class E SRP, stockholders who submitted timely redemption requests may withdraw their requests, in whole or in part, by submitting a written request that we receive on or before December 31, 2012. In addition, any stockholder who has requested redemption and is a participant in our distribution reinvestment plan will remain a participant in the distribution reinvestment plan unless we receive written notice terminating the stockholder’s participation in accordance with the distribution reinvestment plan. Any stockholder that wishes to withdraw a redemption request or terminate their participation in the distribution reinvestment plan should submit the same in writing to:

Dividend Capital Diversified Property Fund Inc.

C/o DST Systems, Inc.

430 West 7th Street, Suite 219079

Kansas City, MO 64105.

Forward-Looking Statements

This current report includes “forward-looking statements” regarding redemptions under the Company’s Class E SRP. These statements are based on certain assumptions and analyses made by the Company in light of the Company’s experience and the Company’s perception of current conditions, expected future developments and other factors the Company believes are appropriate. Such statements are subject to a number of assumptions, risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements. Among the factors that may cause the Fourth Quarter Redemption Cap, Total Fourth Quarter Redemption Requests and Pro Rata Percentage to vary are future sales and redemptions of the Company’s shares of common stock and whether the Company’s board of directors authorizes funds for redemptions of Class E shares in greater or lower amounts than the standard Quarterly Redemption Cap. Except as required by applicable securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise.

Item 9.01.	Financial Statements and Exhibits.

1.1	Credit Agreement*

*	Filed or furnished herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dividend Capital Diversified Property Fund Inc.

December 21, 2012	By:	/S/ M. KIRK SCOTT
M. Kirk Scott
Chief Financial Officer